Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: John M. McCaffery
Executive Vice President
Chief Financial Officer
(631) 537-1000, ext. 7290

BRIDGE BANCORP, INC. ANNOUNCES FIRST QUARTER 2019 DIVIDEND

(Bridgehampton, NY – April 5, 2019) Bridge Bancorp, Inc. (NASDAQ®: BDGE), the holding company for BNB Bank (BNB), announced the declaration of a quarterly dividend of $0.23 per share.  The dividend will be payable on April 26, 2019 to shareholders of record as of April 19, 2019.  The Company continues its trend of uninterrupted dividends.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, BNB Bank. Established in 1910, BNB, with assets of approximately $4.7 billion, operates 39 branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation.  For more information visit www.bnbbank.com.

BNB has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

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